                         AGREEMENT FOR LOCKBOX SERVICES


This Agreement is entered into as of July 1, 1997, by and between Boston Financial Data Services Inc. ("BFDS") and First Allmerica Financial Life Insurance Company, its subsidiaries and affiliates ("Customer") for the lockbox services provided in the Exhibit(s) attached hereto and hereby made a part of this Agreement.

WHEREFORE the parties hereto in consideration of the mutual covenants contained herein and intending to be legally bound, agree as follows:

A. SERVICES:

Upon Customer's authorization of the postmaster in Boston to permit employees of BFDS to access the P.O. Box specified and subject to the terms and conditions of this Agreement, BFDS hereby agrees to provide Customer with the services described in the Exhibit(s) attached hereto.

B. INVOICES:

As compensation for services hereunder, Customer shall pay BFDS mutually agreed upon fees and expenses as specified in Exhibit _A_. These fees will remain in effect for a period of three years with an allowable increase in year two and three no greater than the calculated Northeast CPI for the previous period. In addition, BFDS will charge such account for all reasonable out-of-pocket expenses, such as courier fees, incurred by BFDS in connection with any rent paid by BFDS for the P.O. Box. Payment on all invoices submitted by BFDS shall be due net thirty (30) days from receipt of invoice.

C. TERMINATION:

This Agreement may be terminated by either party with material cause at any time by 30 days prior written notice to the other, and without cause at any time by 90 days prior written notice to the other. Either party may terminate this Agreement at any time on notice to the other in the event of dissolution or insolvency or the commencement of any proceedings under any bankruptcy or insolvency law by or against the other.

D. LIABILITY AND INDEMNIFICATION:

Notwithstanding anything to the contrary contained herein, neither party, in performing its duties under this Agreement, shall be liable to the other except for gross negligence or willful misconduct. Neither party shall be liable for special or consequential damages. BFDS shall maintain fidelity bonding of at least $1,000,000.00 for claims arising from fraudulent or dishonest acts on the part of any BFDS employee, which shall be underwritten by reputable insurer(s) licensed to do business in the Commonwealth of Massachusetts and having an A. M. Best rating of "A" or better. Within ten
(10) days from Customer's request therefor, BFDS shall provide to Customer either (a) copies of all relevant insurance policies, or (b) Certificates of Insurance reasonably specifying the policies required hereunder.

E. FORCE MAJEURE:

Neither party shall be responsible for delays or failure in performance resulting from causes beyond its control, including, without limitation, acts of God, riots, acts of war, governmental regulations, fire, communication line failures, power failures, earthquakes, or other disasters.

F. NO ADVERTISEMENT:

BFDS shall not (a) make any mention of this Agreement in any advertisement or promotional material; or (b) issue or release any publicity statement or release concerning this Agreement or the services provided, or to be provided, hereunder, without the written consent of Customer being first obtained.

G. SOLICITATION:

BFDS shall not solicit any of Customer's employees while said employees are employed by Customer, and for one (1) year following the date that Customer's employee has terminated employment with Customer, unless otherwise expressly agreed in writing by Customer.

H. CONFIDENTIALITY:

As used herein, the term "confidential information" shall mean non-public information that either party designates as confidential, or which, under the circumstances, ought to be treated as confidential. Confidential information may be in any tangible form, including without limitation written or printed text or documents, audio or video tapes, CD's or disks and computer disks or tapes, whether in machine readable or user readable form. Confidential information shall include without limitation information relating directly or indirectly to the marketing or promotion of either party's products, released or unreleased software or other programs, trade secrets, business policies and/or practices, and any information received by or about third parties, including claimants, that either party is obligated to treat as confidential. Customer and BFDS hereby acknowledge and agree that, in providing sufficient information or access to BFDS to allow BFDS to perform in accordance with this Agreement, or otherwise allowing BFDS to perform as required hereunder, Customer and/or its agents, servants, customers or employees may disclose to BFDS, or BFDS may otherwise obtain, certain information that is confidential and/or proprietary to Customer and/or its agents, servants, employees, customers or the dependents thereof. Customer and BFDS hereby also acknowledge and agree that, in providing sufficient information or access to Customer to allow Customer to perform in accordance with this Agreement, or otherwise allowing Customer to perform as required hereunder, BFDS and/or its agents, servants, customers or employees may disclose to Customer, or Customer may otherwise obtain, certain information that is confidential and/or proprietary to BFDS and/or its agents, servants, employees, customers or the dependents thereof. Accordingly, the parties hereby agree to keep such information confidential and prevent its unauthorized disclosure. Each party shall: (a) not make any copies of the other's (and/or its agents' servants' or employees', or customers') confidential information without first obtaining the written consent of such other and/or the appropriate individual(s) therefor; (b) not utilize any confidential information of the other (and/or any confidential information of its agents, servants, employees, or customers) except in the furtherance of the obligations and responsibilities specified hereunder, and for no other purpose(s) whatsoever; and (c) return any such confidential information in its possession to the other immediately upon (i) the other's demand therefor, (ii) the accomplishment of the purpose for which such confidential information is or was held or obtained, or (iii) the expiration or other termination of this Agreement. In the event of any breach or threatened breach by either party (or any of either party's agents, servants, vendors, principles, owners, affiliated persons or employees) of the covenants, agreements and/or conditions contained in this section, the other party and/or the appropriate agents, servants, employees, claimants, or customers shall be entitled to an injunction prohibiting such breach in addition to any other legal and/or equitable remedies available to them and/or the appropriate individual(s) in connection with such breach. The parties acknowledge that any confidential information disclosed to it is valuable, proprietary and unique and that any disclosure thereof in breach of this Agreement shall result in irreparable harm. The agreements, covenants and conditions contained in this section shall survive the expiration or any earlier termination of this Agreement.

I. ASSIGNMENT:
II.
Notwithstanding the foregoing, Customer may, without the consent of BFDS, assign or transfer this Agreement to any present or future affiliate or subsidiary of First Allmerica Financial Life Insurance Company. BFDS agrees to release Customer from all obligations under this Agreement in the event that such obligations are assumed under the preceding sentence by a corporation or entity whose financial responsibility is equivalent to or greater than that of Customer. As used herein, the term "Customer" shall include First Allmerica Financial Life Insurance Company and all of its present or future affiliates or subsidiaries, including without limitation all corporate successors of any of the foregoing that may result from merger, consolidation, reorganization, demutualization or conversion. As used herein, the term "affiliate" shall include any entity controlling, controlled by or under common control with, First Allmerica Financial Life Insurance Company, or which following a merger, consolidation, demutualization or reorganization involving First Allmerica Financial Life Insurance Company is controlled by an entity that controlled First Allmerica Financial Life Insurance Company or that First Allmerica Financial Life Insurance Company controlled or that was under common control with First Allmerica Financial Life Insurance Company, in each case, prior to such merger, consolidation, demutualization or reorganization. BFDS may not, without the consent of Customer, assign or transfer this Agreement to any present or future affiliate or subsidiary of Boston Financial Data Services, Inc.

J. NOTICE:

Any notice under this Agreement shall be deemed to have been given if sent by mail, postage prepaid, to the following addresses: if to Customer - First Allmerica Financial Life Insurance Company, 440 Lincoln Street, Worcester, MA 01653, Attn: Manager, Cash Management, N479; or such other address as Customer may designate by written notice to BFDS; if to BFDS - Boston Financial Data Service, Inc., 2 Heritage Drive, No. Quincy, MA 02171,
Attention: Cash Management Services, 1st Floor.

K. SEVERABILITY:

Each and every covenant, provision, term and clause contained in this Agreement is severable from the others, and each such covenant, provision, term and clause shall be valid and effective notwithstanding the invalidity or unenforceability of any other such covenant, provision, term or clause.

L. ENTIRE AGREEMENT:

This Agreement constitutes the entire Agreement between the parties hereto and supersedes any prior agreement with respect to the subject matter hereof, whether written or oral, and may not be changed or otherwise terminated, orally or otherwise, except as expressly provided herein or by an instrument in writing signed by a duly authorized representative of Customer and BFDS.

M. GOVERNING LAW:

This Agreement shall be governed by the laws of the Commonwealth of Massachusetts.

The Exhibits attached hereto are hereby made a part of this Agreement. Additional Exhibits may be added to this Agreement if set forth in a writing signed by a duly authorized representative of both parties. If any terms are inconsistent between this Agreement and any Exhibits attached hereto, the terms of this Agreement shall prevail.

IN WITNESS WHEREOF, the parties hereto by their duly authorized representatives have executed this Agreement effective as of the date first written above.

BOSTON FINANCIAL DATA SERVICES, INC.

BY:    /s/ STEPHEN HILL

EXHIBIT A

(ALLMERICA FINANCIAL FEE PROPOSAL BOSTON FINANCIAL DATA SERVICES MAY 1997) (REV. 7-14-97)

Allmerica Financial
440 Lincoln Street
Worcester, MA 01653



Re: Retail Lockbox Agreement (Page 1 of 3)


     Boston Financial Data Services Inc, ("BFDS") is pleased to establish a lockbox service for your organization. The lockbox will be operated in conjunction with Post Office Box No (the "P.O. Box") (See Attached) Boston, MA, our unique zip code of 02266, and your deposit account(s) at Bank of Boston entitled (the "Account").

     We understand that you have authorized the postmaster in Boston to permit employees of BFDS to access the P.O. Box. Subject to the terms of this Agreement, BFDS hereby agrees to provide the following services:

            1. BFDS will collect all mail received at the P.O. Box at various times each day.

            2. All checks removed by BFDS from the P.O. Box will be deposited into the Account as instructed within the client's operating procedures.

            3. BFDS shall not have any responsibilities to read any letter or other communication received in the P.O. Box, although checks received with any letter or other communication will be deposited in the Account. Likewise, any post-dated check which BFDS determines will be received by the drawee bank by the date of such check will be deposited in the Account.
                 BFDS is authorized to endorse checks deposited in the Account with the endorsement "absence of endorsement guaranteed" or other similar endorsements and you agree to indemnify BFDS against any loss, cost or expense resulting from such endorsement.

            4. All processing, depositing and collection of checks shall be subject to the established procedures followed from time to time by BFDS in connection with any regular deposit received by BFDS.

            5. Checks returned unpaid because of insufficient funds will be automatically forwarded for collection a second time; if unpaid after the second presentation, such checks, together with advice of debit, will be sent to you.

6. As compensation for services hereunder, you shall pay BFDS mutually agreed upon fees and expenses.

     These fees are to be applied to your account and will remain in effect for a period of three years with an allowable increase in year two and three no greater than the calculated Northeast CPI for the previous period. In addition, BFDS will charge the Account for all out-of-pocket expenses, such as courier fees, incurred by BFDS in connection with any rent paid by BFDS for the P.O. Box.

7. This Agreement may be terminated by either party at any time by 90- days prior written notice to the other, provided that BFDS may terminate this Agreement at any time on notice to you in the event of your dissolution or insolvency or the commencement of any proceedings under any bankruptcy or insolvency law or by or against you.

8. BFDS, in performing its duties under this Agreement, shall not be liable to you except for gross negligence or willful misconduct. BFDS shall not be responsible for delays or failure in performance resulting from causes beyond its control including, without limitation, acts of God, strikes, lockouts, riots, acts of war, governmental regulations, fire, communication line failures, power failures, earthquakes or other disasters. BFDS shall also not be liable for special or consequential damages.

9. Any notice under this Agreement shall be deemed to have been given if sent by mail, postage prepaid, to the following addresses: If to you, the address set forth on page one hereof, or to such other address as you may designate by written notice to BFDS; if to BFDS, Boston Financial Data Service, Inc., 2 Heritage Drive, No. Quincy, MA 02171,
     Attention: Cash Management Services, 1st Floor.

10. This Agreement constitutes the entire Agreement between the parties hereto and supersedes any prior agreement with respect to the subject matter hereof, whether written or oral.

11. BFDS hereby agrees that all records which it maintains on behalf of Allmerica are property of Allmerica, and further agrees to surrender promptly to Allmerica such records upon Allmerica's request. However, BFDS has the right to make copies of such records, in its discretion.
     To the extent that any records maintained on behalf of Allmerica are subject to section 31a-1 under the Investment Company Act of 1940 ("1940 Act"), BFDS agrees to preserve such records for the periods prescribed by rule 31a-2 under the 1940 Act.

12. Each party hereto shall cooperate with each other party and all appropriate governmental authorities (including without limitation the SEC, the NASD, and state insurance regulators) and shall permit such authorities reasonable access to its books and records in conjunction with any investigation or inquiry relating to the services to be provided by BFDS. Notwithstanding the generality of the foregoing, each party hereto further agrees to furnish the Insurance Commissioner of any state with any information or reports in connection with services provided under this Agreement which such Commissioner may reasonably request in order to ascertain whether the variable contracts operations of Allmerica are being conducted in a manner consistent with the state's regulations concerning variable contracts and any other applicable law or regulation.

13. This Agreement shall be governed by the laws of the Commonwealth of Massachusetts.



               BOSTON FINANCIAL DATA SERVICES INC.

               BY:     /s/ Stephen Hill

               TITLE:  Vice President

               DATE:   11/4/97


               ALLMERICA FINANCIAL

               BY:     /s/ Edward A. Ostrout

               TITLE:  Assistant Treasurer

               DATE:   11/5/97

                             Service Level Agreement
                          Boston Financial Data Services
                 First Allmerica Financial Life Insurance Company
                                       and
                Allmerica Financial Life Insurance and Annuity Company


THIS AGREEMENT is entered into as of this _____ day of January, 1998 by and among First Allmerica Financial Life Company and Allmerica Financial Life Insurance and Annuity Company (collectively, "Allmerica") and Boston Financial Data Services, Inc., ("BFDS").

WHEREAS, Allmerica and BFDS have entered into a Retail Lockbox Agreement and Allmerica wishes to obtain from BFDS additional mailroom services in connection with said Retail Lockbox Agreement,

NOW, THEREFORE, in consideration of their mutual promises, Allmerica and BFDS hereby agree as follows:

1.  SERVICES

    BFDS hereby agrees to provide Customer with Services ("Services") according to the specifications ("Service Levels") described in the following Exhibits(s), which are attached hereto and made a part of this
    Agreement:

    1. Exhibit B "Boston Financial Data Services--Operations Support Services-- Service
        Level Agreement--Allmerica Financial"

    2. Exhibit C "Allmerica Financial--Notes for BFDS on Allmerica's intended Procedures"

    Additional Exhibits may be added to this Agreement if set forth in a writing signed by duly authorized representatives of both parties. If any terms are inconsistent between this Agreement and any exhibits attached hereto, the terms of this Agreement shall prevail.

    Material failure to provide the Services and Service Levels set forth in the Exhibits shall be considered a Default for the purposes of section 4. TERMINATION.

2.  COMPENSATION

    As compensation for services hereunder, Customer shall pay BFDS mutually agreed upon fees and expenses as specified in Exhibit A.

3.  LIMITATION OF LIABILITY

    Notwithstanding anything to the contrary contained herein, neither party, in performing its duties under this Agreement, shall be liable to the other except for gross negligence or willful misconduct. Neither party shall be liable for special or consequential damages. BFDS shall maintain fidelity bonding of at least $1,000,000 for claims arising from fraudulent or dishonest acts on the part of any BFDS employee, which shall be underwritten by reputable insurers(s) licensed to do business in the Commonwealth of Massachusetts and having an A.M. Best rating of "A" or better. Within ten
    (10) days from Customer's request therefor, BFDS shall provide to Customer either (a) copies of all relevant insurance Policies, or (b) Certificates of Insurance reasonably specifying the policies required hereunder.

    Neither party shall not responsible for delays or failure in performance resulting from causes beyond its control including, without limitation, acts, of God, strikes, lockouts, rots, acts of war, governmental regulations, fire, communication line failures, power failures, earthquakes or other disasters.

4.  TERMINATION

    This Agreement may be terminated: (a) by either party at any time by 90 days prior written notice to the other; (b) at any time by mutual written consent of the parties; or (c) by either party immediately, upon notice to the other party that the other party is in Default. The occurrence of any one or more of the following events shall constitute a Default under the Agreement by the party to whom the event relates:

    (a) Any failure or refusal by a party to substantially perform or satisfy any material term or condition of the Agreement, if such failure or refusal continues for more than 30 days after the earlier of (i) notice thereof to such defaulting party by the other party, or (ii) actual knowledge by the failing party that it is failing to perform or satisfy a material term or condition of the Agreement.

    (b) The voluntary or involuntary bankruptcy or insolvency of a party, the voluntary or involuntary dissolution or liquidation of a party, the admission in writing by a party of its inability to pay its debts as they mature, or the assignment by a party for the benefit of creditors.

5.  NOTICES

    Any notice shall be sufficiently given when sent by registered or certified mail to the other party at the address of such party set forth below or at such other address as such party may from time to time specify in writing to the other party.

    If  to the Fund:
                Boston Financial Data Services, Inc.
                2 Heritage Drive
                North Quincy, MA 02171

    If  to Allmerica:
                First Allmerica Financial Life Insurance Company
                440 Lincoln Street
                Worcester, MA 01653
                Attention:  William Hayward, Vice President

                Allmerica Financial Life Insurance and Annuity Company 440 Lincoln Street
                Worcester, MA 01653
                Attention:  William Hayward, Vice President

6.  RECORDS

    BFDS hereby agrees that all records which it maintains on behalf of Allmerica are the property of Allmerica, and further agrees to surrender promptly to Allmerica such records upon Allmerica's request. However, BFDS has the right to make copies of such records, in its discretion. To the extent that any records maintained on behalf of Allmerica are subject to section 312a-1 under the Investment Company Act of 1940 ("1940 Act") BFDS agrees to preserve such records for the periods prescribed by Rule 31a-2 under the 1940 Act.

7.  COUNTERPARTS

    This Agreement may be executed simultaneously in two or more counterparts, each of which taken together shall constitute one and the same instrument.

8.  SEVERABILITY

    Each and every covenant, profession, term and clause contained in this Agreement is severable from the others, and each such covenant, provision, term and clause shall be valid and effective notwithstanding the invalidity or unenforceability of any other such covenant, provision, term, or clause. If any provision of the Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of the Agreement shall not be affected thereby.

9.  ASSIGNMENT

    Customer may, without the consent of BFDS, assign or transfer this Agreement to any present or future affiliate or subsidiary of First Allmerica Financial Life Insurance Company. As used herein, the term "affiliate" shall include any entity controlling, controlled by or under common control with, First Allmerica Financial Life Insurance Company. BFDS may not, without the consent of Customer, assign or transfer this Agreement to any present or future affiliate or subsidiary of BFDS. This Agreement or any of the rights and obligations hereunder may not be assigned by any party without the prior written consent of all parties hereto.

10. REGULATORY AUTHORITIES

    Each party hereto shall cooperate with each other party and all appropriate governmental authorities (including without limitation the SEC, the NASD, and state insurance regulators) and shall permit such authorities reasonable access to its books and records in connection with any investigation or inquiry relating to this Agreement or the transactions contemplated hereby. Notwithstanding the generality of the foregoing, each party hereto further agrees to furnish the Insurance Commissioner of any state with any information or reports in connection with services provided under this Agreement which such Commissioner may request in order to ascertain whether the insurance operations of the Company are being conducted in a manner consistent with applicable laws and regulations.

11. CAPTIONS

    The captions in this Agreement are included for convenience of reference only and in no way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

12. CONTROLLING LAW

    This Agreement shall be governed by and its provisions shall be construed in accordance with the laws of the Commonwealth of Massachusetts.

    IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed in its name and on behalf by its duly authorized representative and its seal to be hereunder affixed hereto as of the date specified below.


            ALLMERICA FINANCIAL LIFE INSURANCE AND ANNUITY COMPANY

            By:      /s/  William Hayward
               -----------------------------------------------------

            Title:   Vice President & Managing Director
               -----------------------------------------------------

            Date:    2/6/98
                   -----------------------------------------------------


            FIRST ALLMERICA FINANCIAL LIFE INSURANCE COMPANY

            By:      /s/  William Hayward
               -----------------------------------------------------

            Title:   Vice President & Managing Director
               -----------------------------------------------------

            Date:    2/6/98
               -----------------------------------------------------


            BOSTON FINANCIAL DATA SERVICES, INC.

            By:      /s/  John E. Ciardi
               -----------------------------------------------------

            Title:   Vice President  - Operations Support Services
               -----------------------------------------------------

            Date:    2/4/98
               -----------------------------------------------------